Exhibit 99.(17)(w)

Guardian Variable Contract Funds

• The Guardian UBS VC Large Cap Value Fund	Annual Report To Contractowners

John Leonard,
Lead Portfolio Manager

Objective:
Seeks to maximize total return, consisting of capital appreciation and current income

Portfolio:
At least 80% in equity securities issued by companies with a large market capitalization at the time of purchase

Inception Date:
February 3, 2003

Net Assets at December 31, 2005:
$58,104,232

An Update from Fund Management

For the year ending December 31, 2005, The Guardian UBS VC Large Cap Value Fund had a total return of 9.63% versus a return of 7.05% for its benchmark, the Russell 1000 Value Index.

Energy was the big story of 2005. During a record-setting hurricane season, Hurricanes Katrina and Rita devastated the United States’ Gulf Coast, forcing the evacuation of New Orleans and shutting down a significant portion of the country’s oil-refining capacity. Shortly after Katrina made landfall, oil prices jumped to a record-high $70 a barrel, while at the pump, unleaded gasoline broke the $3.00-a-gallon mark in many states. Many economic forecasters expected the worst in the wake of the hurricanes—namely, that the higher cost of energy would act as a brake on the economy—but data showed the economy to be surprisingly resilient. Unemployment, despite a spike in jobless claims related to workers displaced by the hurricanes, remained low throughout the year. Gross domestic product (GDP) growth averaged more than 3.7% for the first three quarters of 2005, inflation continued to be low, corporate earnings remained robust and consumer confidence, after plunging in the third quarter, made up for those declines to finish the year on a high note.

During the year, the bulk of the Fund’s outperformance compared to the benchmark was attributible to stock selection. On a sector level, both energy and equity REITs (in which the portfolio had an underweight position throughout the year) detracted from returns. On the other hand, the Fund’s positions in construction and real property, grocery stores and medical services all contributed to returns.

Our investment research focuses on identifying discrepancies between a security’s fundamental or intrinsic value and its observed market price. For each stock under our analysis we discount to the present all future cash flows that we believe will accrue to an investor, incorporating our analyst team’s considerations of company management, competitive advantage and each company’s core competencies. These value estimates are then compared to current market prices and ranked against the other stocks in our valuation universe. The Fund is constructed by focusing on those stocks that rank in the top 20% based on their valuation estimates and takes into account market sensitivity, common characteristic exposures and industry weightings.

The views expressed above are those of the Fund’s portfolio manager(s) as of December 31, 2005 and are subject to change without notice. They do not necessarily represent the views of UBS Global Asset Management (Americas) Inc. or Guardian Investor Services LLC. The views expressed herein are based on current market conditions and are not intended to predict or guarantee the future performance of any Fund, any individual security, any market or market segment. The composition of each Fund’s portfolio is subject to change. No recommendation is made with respect to any security discussed herein.

About information in this report:

•              It is important to consider the Fund’s investment objectives, risks, fees and expenses before investing. All funds involve some risk, including possible loss of the principal amount invested.

•              The Russell 1000 Value Index offers investors access to the large-cap value segment of the U.S. equity universe. The Russell 1000 Value is constructed to provide a comprehensive and unbiased barometer of the large-cap value market. Based on ongoing empirical research of investment manager behavior, the methodology used to determine growth probability approximates the aggregate large-cap value manager’s opportunity set. Index returns are provided for comparative purposes. Please note that the index is unmanaged and not available for direct investment and its returns do not reflect the fees and expenses that have been deducted from the Fund.

Top Ten Holdings  (As of 12/31/2005)

Company	Percentage of Total Net Assets
Citigroup, Inc.	6.01%
Wells Fargo & Co.	4.18%
Morgan Stanley	3.89%
J.P. Morgan Chase & Co.	3.76%
Exxon Mobil Corp.	3.51%
American Int’l. Group, Inc.	3.39%
S&P Depositary Receipts Trust Series I	3.28%
Marathon Oil Corp.	3.23%
Sprint Nextel Corp.	2.91%
Federal Home Loan Mortgage Corp.	2.64%

Sector Weightings vs. Index  (As of 12/31/2005)

Average Annual Total Returns  (For periods ended 12/31/2005)

	1 Yr	5 Yrs	10 Yrs	Since Inception 2/3/2003
The Guardian UBS VC Large Cap Value Fund	9.63%	—	—	18.71%
Russell 1000 Value Index	7.05%	—	—	18.84%

All performance data quoted is historical and the results represent past performance and neither guarantee nor predict future investment results. To obtain performance data current to the most recent month (available within 7 business days of the most recent month end), please call us at (800) 221-3253 or visit our website at www.guardianinvestor.com. Current performance may be higher or lower than the performance quoted here. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than the original cost.

Total return figures are historical and assume the reinvestment of dividends and distributions and the deduction of all Fund expenses. The actual total returns for owners of variable annuity contracts or variable life insurance policies that provide for investment in the Fund will be lower to reflect separate account and contract/policy charges. The return figures shown do not reflect the deduction of taxes that a contractowner may pay on distributions or redemption of units.

Growth of a Hypothetical $10,000 Investment

To give you a comparison, the chart below shows the performance of a hypothetical $10,000 investment made in the Fund and the Russell 1000 Value Index. Index returns do not include the fees and expenses of the Fund, but do include the reinvestment of dividends.

Fund Expenses

By investing in the Fund, you incur two types of costs: (1) transaction costs, including, as applicable, sales charges on purchase payments, reinvested dividends, or other distributions; redemption fees and exchange fees; and (2) ongoing costs, including, as applicable, management fees; distribution and/or service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other underlying funds.

The example is based on an investment of $1,000 invested on July 1, 2005 and held for six months ended December 31, 2005.

Actual Expenses

The first line in the table provides information about actual account values and actual expenses. You may use the information in this row, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.

Hypothetical Example for Comparison Purposes

The second line in the table provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads), redemption fees, or exchange fees. Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if transactional costs were included, your costs would have been higher.

	Beginning Account Value July 1, 2005	Ending Account Value Dec. 31, 2005	Expenses Paid During Period*	Annualized Expense Ratio
Actual	$1,000.00	$1,074.20	$5.33	1.02%
Hypothetical (5% return before expenses)	$1,000.00	$1,020.06	$5.19	1.02%

*                    Expenses are equal to the Fund’s annualized expense ratio multiplied by the average account value over the period, multiplied by 184/365 (to reflect the Fund’s most recent fiscal half-year).

Schedule of Investments

December 31, 2005

Shares		Value
Common Stocks — 95.4%
Aerospace and Defense — 3.1%
16,700	Lockheed Martin Corp.	$1,062,621
11,900	Northrop Grumman Corp.	715,309

		1,777,930

Air Freight and Logistics — 1.7%
9,800	FedEx Corp.	1,013,222

Auto Components — 2.8%
8,900	BorgWarner, Inc.	539,607
14,600	Johnson Controls, Inc.	1,064,486

		1,604,093

Automobiles — 0.8%
8,900	Harley-Davidson, Inc.	458,261

Beverages — 1.2%
16,100	Anheuser-Busch Cos., Inc.	691,656

Biotechnology — 1.3%
11,600	Cephalon, Inc.*	750,984

Building Products — 1.6%
30,500	Masco Corp.	920,795

Capital Markets — 7.4%
39,200	Mellon Financial Corp.	1,342,600
39,800	Morgan Stanley	2,258,252
14,100	Northern Trust Corp.	730,662

		4,331,514

Commercial Banks — 10.1%
21,658	Bank of America Corp.	999,516
35,900	Fifth Third Bancorp	1,354,148
17,700	PNC Financial Svcs. Group	1,094,391
38,700	Wells Fargo & Co.	2,431,521

		5,879,576

Commercial Services and Supplies — 0.9%
31,500	Cendant Corp.	543,375

Diversified Financial Services — 9.8%
72,000	Citigroup, Inc.	3,494,160
55,000	J.P. Morgan Chase & Co.	2,182,950

		5,677,110

Diversified Telecommunication Services — 1.8%
42,800	AT & T, Inc.	1,048,172

Electric Utilities — 6.5%
29,300	American Electric Power, Inc.	1,086,737
27,000	Exelon Corp.	1,434,780
14,500	FirstEnergy Corp.	710,355
23,300	Pepco Hldgs., Inc.	521,221

		3,753,093

Energy Equipment and Services — 1.8%
6,300	Baker Hughes, Inc.	382,914
13,500	GlobalSantaFe Corp.	650,025

		1,032,939

Food and Staples Retailing — 3.5%
25,900	Costco Wholesale Corp.	1,281,273
39,500	Kroger Co.*	745,760

		2,027,033

Health Care Providers and Services — 4.0%
5,500	Caremark Rx, Inc.*	284,845
15,000	Medco Health Solutions, Inc.*	837,000

19,000	UnitedHealth Group, Inc.	$1,180,660

		2,302,505

Information Technology Services — 1.2%
24,700	Accenture Ltd. — Class A	713,089

Insurance — 5.2%
28,900	American Int’l. Group, Inc.	1,971,847

Shares		Value

12,200	Hartford Financial Svcs. Group, Inc.	1,047,858

		3,019,705

Internet and Catalog Retail — 1.4%
33,600	Expedia, Inc.*	805,056

Machinery — 2.1%
14,000	Illinois Tool Works, Inc.	1,231,860

Media — 5.1%
2,275	CCE Spinco, Inc.*	29,802
18,200	Clear Channel Comm., Inc.	572,390
14,100	Omnicom Group, Inc.	1,200,333
35,100	The DIRECTV Group, Inc.*	495,612
22,500	Univision Comm., Inc. — Class A*	661,275

		2,959,412

Multi—Utilities — 1.5%
15,200	NiSource, Inc.	317,072
12,600	Sempra Energy	564,984

		882,056

Oil, Gas and Consumable Fuels — 6.7%
36,300	Exxon Mobil Corp.	2,038,971
30,800	Marathon Oil Corp.	1,877,876

		3,916,847

Pharmaceuticals — 4.2%
22,000	Bristol-Myers Squibb Corp.	505,560
9,100	Johnson & Johnson	546,910
30,000	Wyeth	1,382,100

		2,434,570

Road and Rail — 2.1%
16,900	Burlington Northern Santa Fe	1,196,858

Software — 2.1%
47,700	Microsoft Corp.	1,247,355

Thrifts and Mortgage Finance — 2.6%
23,500	Federal Home Loan Mortgage Corp.	1,535,725

Wireless Telecommunication Services — 2.9%
72,374	Sprint Nextel Corp.	1,690,657

	Total Common Stocks (Cost $42,672,882)	55,445,448

Exchange-Traded Fund — 3.3%
15,300	S&P Depositary Receipts Trust Series I exp. 12/31/2099 (Cost $1,901,943)	$1,905,003

See notes to financial statements.

Principal Amount		Value

Repurchase Agreement — 1.3%
$732,000	State Street Bank and Trust Co. repurchase agreement, dated 12/30/2005, maturity value of $732,335 at 4.12%, due 1/3/2006 (1) (Cost $732,000)	$ 732,000

Total Investments — 100.0% (Cost $45,306,825)		58,082,451

Cash, Receivables, and Other Assets Less Liabilities — 0.0%		21,781

Net Assets — 100%		$58,104,232

*                    Non-income producing security.

(1)             The repurchase agreement is fully collateralized by $745,000 in U.S. Government Agency, 5.50%, due 11/16/2015, with a value of $748,725.

See notes to financial statements.

Statement of Assets and Liabilities

December 31, 2005

ASSETS
Investments, at market (cost $45,306,825)	$58,082,451
Cash	825
Dividends receivable	76,009
Receivable for fund shares sold	14,872
Interest receivable	168
Other assets	1,553

Total Assets	58,175,878

LIABILITIES
Accrued expenses	30,330
Payable for fund shares redeemed	390
Due to GIS	40,926

Total Liabilities	71,646

Net Assets	$58,104,232

COMPONENTS OF NET ASSETS
Capital stock, at par	$4,658
Additional paid-in capital	44,477,509
Undistributed net investment income	3,514
Accumulated net realized gain on investments	842,925
Net unrealized appreciation of investments	12,775,626

Net Assets	$58,104,232

Shares Outstanding — $0.001 Par Value	4,657,728

Net Asset Value Per Share	$12.47

Statement of Operations

Year Ended
December 31, 2005

INVESTMENT INCOME
Dividends	$1,306,187
Interest	28,321

Total Income	1,334,508

Expenses:
Investment advisory fees — Note B	496,952
Custodian fees	55,228
Audit fees	23,928
Printing expense	19,527
Directors’ fees — Note B	6,885
Other	9,204

Total Expenses	611,724

Net Investment Income	722,784

REALIZED AND UNREALIZED GAIN/(LOSS) ON INVESTMENTS — NOTE C
Net realized gain on investments — Note A	7,969,413
Net change in unrealized appreciation of investments — Note C	(3,610,213)

Net Realized and Unrealized Gain on Investments	4,359,200

NET INCREASE IN NET ASSETS FROM OPERATIONS	$5,081,984

See notes to financial statements.

Statements of Changes in Net Assets

	Year Ended December 31,
	2005	2004
INCREASE/(DECREASE) IN NET ASSETS
From Operations:
Net investment income	$722,784	$699,003
Net realized gain on investments	7,969,413	4,177,003
Net change in unrealized appreciation of investments	(3,610,213)	3,715,505

Net Increase in Net Assets Resulting from Operations	5,081,984	8,591,511

Dividends and Distributions to Shareholders from:
Net investment income	(747,978)	(674,304)
Net realized gain on investments	(7,973,280)	(5,211,406)

Total Dividends and Distributions to Shareholders	(8,721,258)	(5,885,710)

From Capital Share Transactions:
Net increase/(decrease) in net assets from capital share transactions — Note E	(12,151,920)	12,696,658

Net Increase/(Decrease) in Net Assets	(15,791,194)	15,402,459

NET ASSETS:

Beginning of year	73,895,426	58,492,967

End of year*	$58,104,232	$73,895,426

* Includes undistributed net investment income of:	$3,514	$28,708

See notes to financial statements.

Financial Highlights

Selected data for a share of capital stock outstanding throughout the periods indicated:

	Year Ended December 31,		Period from February 3, 2003† to December 31, 2003
	2005	2004
Net asset value, beginning of period	$13.35	$12.82	$10.00

Income from investment operations:
Net investment income	0.19	0.14	0.14
Net realized and unrealized gain on investments	1.09	1.57	3.06

Net increase from investment operations	1.28	1.71	3.20

Dividends and distributions to shareholders from:
Net investment income	(0.19)	(0.14)	(0.14)
Net realized gain on investments	(1.97)	(1.04)	(0.24)

Total dividends and distributions	(2.16)	(1.18)	(0.38)

Net asset value, end of period	$12.47	$13.35	$12.82

Total return*	9.63%	13.74%	32.07	%(a)

Ratios/supplemental data:
Net assets, end of period (000’s omitted)	$58,104	$73,895	$58,493
Ratio of expenses to average net assets	1.02%	0.97%	1.08	%(b)
Ratio of net investment income to average net assets	1.21%	1.12%	1.27	%(b)
Portfolio turnover rate	40%	41%	48%

†                     Commencement of operations.

*                    Total returns do not reflect the effects of charges deducted pursuant to the terms of GIAC’s variable contracts. Inclusionof such charges would reduce the total returns for all periods shown.

(a)             Not annualized.

(b)            Annualized.

See notes to financial statements.

Notes to Financial Statements

December 31, 2005

Note A.     Organization and Accounting Policies

The Guardian UBS VC Large Cap Value Fund (the Fund or GLCVF) is a series of The Guardian Variable Contract Funds, Inc. (GVCF). GVCF is incorporated in the state of Maryland and is a diversified open-end management investment company registered under the Investment Company Act of 1940, as amended (1940 Act). The financial statements for the other remaining series of GVCF are presented in separate reports.

Shares of GLCVF are only sold to certain separate accounts of The Guardian Insurance & Annuity Company, Inc. (GIAC). GIAC is a wholly-owned subsidiary of The Guardian Life Insurance Company of America.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income, gains (losses) and expenses during the reporting period. Actual results could differ from those estimates.

Significant accounting policies of the Fund are as follows:

Investments

Securities listed on national securities exchanges are valued at the last sale price on such exchanges, or if no sale occurred, at the mean of the closing bid and asked prices. Securities that are traded on the NASDAQ National Securities Market are valued at the NASDAQ Official Closing Price.

Pursuant to valuation procedures approved by the Board of Directors, certain debt securities may be valued each business day by an independent pricing service (Service). Debt securities for which quoted bid prices are readily available and representative of the bid side of the market, in the judgment of the Service, are valued at the bid price. Other debt securities that are valued by the Service are carried at fair value as determined by the Service, based on methods which include consideration of: yields or prices of securities of comparable quality, coupon, maturity and type; indications as to values from dealers; and general market conditions.

Other securities, including securities for which market quotations are not readily available (such as restricted securities, illiquid securities and foreign securities subject to a “significant event”) are valued at fair value as determined in good faith by or under the direction of GVCF’s Board of Directors. A “significant event” is an event that will affect the value of a portfolio security that occurs after the close of trading in the security’s primary trading market or exchange but before the Fund’s NAV is calculated.

Investing outside of the U.S. may involve certain considerations and risks not typically associated with domestic investments, including the possibility of political and economic unrest and different levels of governmental supervision and regulation of foreign securities markets.

Futures contracts are valued at the settlement prices established by the boards of trade or exchanges on which they are traded.

Repurchase agreements are carried at cost which approximates market value (see Note D).

Investment transactions are recorded on the date of purchase or sale. Security gains or losses are determined on an identified cost basis. Interest income, including amortization/accretion of premium/discount, is accrued daily. Dividend income is recorded on the ex-dividend date.

Foreign Currency Translation

GLCVF is permitted to buy international securities that are not U.S. dollar denominated. GLCVF’s books and records are maintained in U.S. dollars as follows:

(1)   The foreign currency market value of investment securities and other assets and liabilities stated in foreign currencies are translated into U.S. dollars at the current rate of exchange.

(2)   Security purchases and sales, income and expenses are translated at the rate of exchange prevailing on the respective dates of such transactions.

The resulting gains and losses are included in the Statement of Operations as follows:

Gains and losses attributable to foreign currency exchange rates on sales of securities are recorded for financial statement purposes as net realized gains and losses on investments. Realized foreign exchange gains and losses, which result from changes in foreign exchange rates between the date on which GLCVF earns dividends and interest or pays foreign withholding taxes or other expenses and the date on which U.S. dollar equivalent amounts are actually received or paid, are included in net realized gains or losses on foreign currency related transactions. Realized foreign exchange gains and losses which result from changes in foreign exchange rates between the trade and settlement dates on security and currency transactions are also included in net realized gains and losses on foreign currency related transactions. Net currency gains and losses from valuing other assets and liabilities denominated in foreign currency at the period end exchange rate are reflected in net change in unrealized appreciation or depreciation from translation of other assets and liabilities denominated in foreign currencies.

Forward Foreign Currency Contracts

GLCVF may enter into forward foreign currency contracts in connection with planned purchases or sales of securities, or to hedge against changes in currency exchange rates affecting the values of its investments that are denominated in a particular currency. A forward foreign currency contract is a commitment to purchase or sell a foreign currency at a future date at a negotiated forward exchange rate. Risks may arise from the potential inability of a counterparty to meet the terms of a contract and from unanticipated movements in the value of a foreign currency relative to the U.S. dollar. Fluctuations in the value of forward foreign currency contracts are recorded for book purposes as unrealized gains or losses from translation of other assets and liabilities denominated in foreign currencies by GLCVF. When forward contracts are closed, GLCVF will record realized gains or losses equal to the difference between the values of such forward contracts at the time each was opened and the values at the time each was closed. Such amounts are recorded in net realized gains or losses on foreign currency related transactions. GLCVF will not enter into a forward foreign currency contract if such contract would obligate it to deliver an amount of foreign currency in excess of the value of its portfolio securities or other assets denominated in that currency.

Futures Contracts

GLCVF may enter into financial futures contracts for the delayed delivery of securities, currency or contracts based on financial indices at a fixed price on a future date. In entering into such contracts, GLCVF is required to deposit either in cash or securities an amount equal to a certain percentage of the contract amount. Subsequent payments are made or received by GLCVF each day, depending on the daily fluctuations in the value of the underlying security, and are recorded for financial statement purposes as variation margins by GLCVF. The daily changes in the variation margin are recognized as unrealized gains or losses by GLCVF. GLCVF’s investments in financial futures contracts are designed to hedge against anticipated future changes in interest or exchange rates or securities prices. In addition, GLCVF may enter into financial futures contracts for non-hedging purposes. Should interest or exchange rates, securities prices or prices of futures contracts move unexpectedly, GLCVF may not achieve the anticipated benefits of the financial futures contracts and may realize a loss.

Dividend Distributions

Dividends from net investment income are declared and paid semi-annually for GLCVF. Net realized short-term and long-term capital gains for GLCVF will be distributed at least annually. All such dividends and distributions are credited in the form of additional shares of GLCVF at the net asset value on the ex-dividend date.

All dividends and distributions are recorded on the ex-dividend date. Such distributions are determined in conformity with federal income tax regulations. Differences between the recognition of income on an income tax basis and recognition of income based on GAAP may cause temporary overdistributions of net realized gains and net investment income on a GAAP basis.

The tax character of dividends and distributions paid to shareholders during the years ended December 31, 2005 and 2004 were as follows:

	Ordinary Income	Long-Term Capital Gain	Total
2005	$2,144,666	$6,576,592	$8,721,258
2004	3,326,669	2,559,041	5,885,710

As of December 31, 2005, the components of distributable earnings on a tax basis were as follows:

Undistributed Ordinary Income	Long-Term Gain	Unrealized Appreciation
$ 37,268	$ 883,366	$ 12,701,431

Taxes

GLCVF has qualified and intends to remain qualified to be taxed as a “regulated investment company” under the provisions of the U.S. Internal Revenue Code (Code), and as such will not be subject to federal income tax on taxable income (including any realized capital gains) which is distributed in accordance with the provisions of the Code. Therefore, no federal income tax provision is required.

Reclassification of Capital Accounts

The treatment for financial statement purposes of distributions made during the year from net investment income and net realized gains may differ from their ultimate treatment for federal income tax purposes. These differences primarily are caused by differences in the timing of the recognition of certain components of income or capital gains, and the recharacterization of foreign exchange gains or losses to either ordinary income or realized capital gains for federal income tax purposes. Where such differences are permanent in nature, they are reclassified in the components of net assets based on their ultimate characterization for federal income tax purposes. Any such reclassifications would have no effect on net assets, results of operations, or net asset value per share of the Fund.

Note B.     Investment Advisory Agreements and Payments to or from Related Parties

The Fund has an investment advisory agreement with Guardian Investor Services LLC (GIS), a wholly-owned subsidiary of GIAC. Fees for investment advisory are at an annual rate of 0.83% of the average daily net assets of the Fund. GIS has entered into a sub-investment advisory agreement with UBS Global Asset Management (Americas), Inc. (UBS Global AM). UBS Global AM is responsible for the day-to-day management of GLCVF. GIS continually monitors and evaluates the performance of UBS Global AM. As compensation for its services, GIS pays UBS Global AM at an annual rate of 0.43% of GLCVF’s average daily net assets. Payment of sub-investment advisory fees does not represent a separate or additional expense to GLCVF.

The Guardian Fund Complex pays directors who are not “interested persons” (as defined in the 1940 Act) fees consisting of a $5,000 per meeting fee and an annual retainer of $30,500, allocated among all funds in the Guardian Fund Complex based on their relative average daily net assets. Board committee members also receive a fee of $2,000 per committee meeting, which also is allocated among all funds in the Guardian Fund Complex based on their relative average daily net assets. Additional compensation is paid to the Chairmen of the Nominating and Governance Committee and the Audit Committee, respectively. GIS pays compensation to certain directors who are interested persons. Certain officers and directors of the Fund are affiliated with GIS.

Note C.     Investment Transactions

Purchases and proceeds from sales of securities (excluding short-term securities) amounted to $23,932,073 and $43,316,393, respectively, during the year ended December 31, 2005.

The gross unrealized appreciation and depreciation of investments, on a tax basis, at December 31, 2005 aggregated $13,189,890 and $488,459, respectively, resulting in net unrealized appreciation of $12,701,431. The cost of investments owned at December 31, 2005 for federal income tax purposes was $45,381,020.

Note D.     Repurchase Agreements

The collateral for repurchase agreements is either cash or fully negotiable U.S. government securities. Repurchase agreements are fully collateralized (including the interest earned thereon) and such collateral is marked-to-market daily while the agreements remain in force. If the value of the collateral falls below the value of the repurchase price plus accrued interest, GLCVF will require the seller to deposit additional collateral by the next business day. If the request for additional collateral is not met, or the seller defaults, GLCVF maintains the right to sell the collateral and may claim any resulting loss against the seller.

Note E.     Transactions in Capital Stock

There are 100,000,000 shares of $0.001 par value capital stock authorized for GLCVF. Transactions in capital stock were as follows:

	Year Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	Shares		Amount
Shares sold	603,899	756,276	$8,086,451	$9,849,542
Shares issued in reinvestment of dividends and distributions	689,327	450,427	8,721,258	5,885,710
Shares repurchased	(2,172,377)	(234,205)	(28,959,629)	(3,038,594)

Net increase/decrease	(879,151)	972,498	$(12,151,920)	$12,696,658

Note F.     Line of Credit

A $100,000,000 line of credit available to GLCVF and other related Guardian Funds has been established with State Street Bank and Trust Company and Bank of Montreal. The rate of interest charged on any borrowing is based upon the prevailing Federal Funds rate at the time of the loan plus 0.50% calculated on a 360 day basis per annum. For the year ended December 31, 2005, none of the funds borrowed against this line of credit.

The funds are obligated to pay State Street Bank and Trust Company and Bank of Montreal a commitment fee computed at a rate of 0.08% per annum on the average daily unused portion of the revolving credit.

Note G.     Management Information (Unaudited)

The directors and officers of GLCVF are named below. Information about their principal occupations during the past five years and certain other affiliations is also provided. The business address of each director and officer is 7 Hanover Square, New York, New York 10004, unless otherwise noted. The “Guardian Fund Complex” referred to in this biographical information is composed of (1) The Park Avenue Portfolio (a series fund that issues its shares in thirteen series), (2) The Guardian Variable Contract Funds, Inc. (a series fund that issues its shares in seven series), (3) The Guardian Bond Fund, Inc., (4) The Guardian Cash Fund, Inc. and (5) GIAC Funds, Inc. (a series fund that issues its shares in three series).

Name, Address and Year of Birth	Position With Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex Overseen by Director	Other Directorships

Interested Directors*

Arthur V. Ferrara (1930)	Director	Since 1987	Retired. Director and former Chairman of the Board and Chief Executive Officer, The Guardian Life Insurance Company of America. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	Director of various mutual funds sponsored by Gabelli Asset Management.

Leo R. Futia (1919)	Director	Since 1982	Retired. Director and former Chairman of the Board and Chief Executive Officer, The Guardian Life Insurance Company of America. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	None.

Dennis J. Manning 81 Graenest Ridge Road Wilton, Connecticut 06897 (1947)	Director	Since 2003	President and Chief Executive Officer, The Guardian Life Insurance Company of America since 1/03; President and Chief Operating Officer, 1/02 to 12/02; Executive Vice President and Chief Operating Officer, 1/01 to 12/01; Executive Vice President, Individual Markets and Group Pensions, 1/99 to 12/00. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25

Director of The Guardian Life Insurance Company of America and The Guardian Insurance & Annuity Company, Inc. Manager, Guardian Investor Services LLC and Park Avenue Securities LLC. Director of various Guardian Life Subsidiaries.

*                     “Interested” Director means one who is an “interested person” under the Investment Company Act of 1940 by virtue of a current or past position with Guardian Life, the indirect parent company of GIS, the investment adviser of certain Funds in the Guardian Fund Complex.

†                      There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position With Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex Overseen by Director	Other Directorships

Disinterested Directors

Kathleen C. Cuocolo (1952)	Director	Since 11/16/05	Principal, Cuocolo Associates (corporate governance and operations consulting firm), 2003 to present; Executive Vice President, State Street Corporation, prior thereto. Employed by State Street Corporation in various capacities since 1982. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25

Chairman, Board of Directors, Select Sector S&P Depository Receipts Series Trust (9 exchange traded funds), 1999 to present; Director, World Markets PLC (global performance and analytics company), 2002 to present; Director, The China Fund, Inc., 2001 to 2003; Board of Advisors, Venturi Aeration, Inc. (water remediation services), 2001 to present; Board of Advisors, Inter- Unity Group (systems optimization consulting firm), 2003 to present.

Frank J. Fabozzi, Ph.D. (1948)	Director	Since 1992	Adjunct Professor of Finance, School of Management — Yale University, 2/94 to present; Editor, Journal of Portfolio Management. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	Director (Trustee) of various closed-end investment companies sponsored by BlackRock Financial Management. Director of BlackRock Funds (47 funds).

William N. Goetzmann, Ph.D. (1956)	Director	Since 11/16/05	Edwin J. Beinecke Professor of Finance and Management Studies, Yale School of Management, 7/94 to present; Director, International Center for Finance, Yale School of Management, 7/99 to present; Visiting professor, Harvard Business School, 7/05 to present. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	Member of the Board of Directors of the Commonfund.

†                      There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position With Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex Overseen by Director	Other Directorships

Anne M. Goggin, Esq. (1948)	Director	Since 2004	Attorney at law in private practice since 8/04; Partner, Edwards and Angell, LLP, 4/04 to 8/04; Chief Counsel, Metropolitan Life Insurance Company, 6/00 to 12/03; Senior Vice President and General Counsel, New England Life Insurance Company, 6/00 to 12/03; Chairman, President and Chief Executive Officer, MetLife Advisors LLC, 6/99 to 12/03; Chairman of the Board, Metropolitan Series Fund, 1/02 to 12/03; Chairman of the Board, New England Zenith Fund, 6/99 to 12/03. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	None.

William W. Hewitt, Jr. (1928)	Director	Since 1989	Retired. Former Executive Vice President, Shearson Lehman Brothers, Inc. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	None.

Sidney I. Lirtzman, Ph.D. 200 East 57th Street #10H New York, New York 10022 (1930)	Director	Since 1987	Emanuel Saxe Emeritus Professor of Management, Zicklin School of Business, Baruch College, City University of New York since 11/04; Emanuel Saxe Professor of Management 9/96 to 10/04; Dean from 10/95 to 9/02; Interim President 9/99 to 9/00. President, Fairfield Consulting Associates, Inc. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	Director, since 6/01 Youthstream, Inc. Member, Advisory Board of Directors, New York City Independent Budget Office 5/98 to 5/01.

Steven J. Paggioli (1950)	Director	Since 11/16/05	Independent consultant on investment company matters since 7/01; Executive Vice President, Director and Principal of The Wadsworth Group (administration, consulting and executive search firm) prior thereto. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25

Trustee and Audit Committee Member, Managers Funds and Managers AMG Funds (36 portfolios), 6/90 to present; Trustee, Professionally Managed Portfolios (20 portfolios), 5/91 to present; Advisory Board Member, Sustainable Growth Advisers, L.P., 10/02 to present.

†                      There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position With Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex Overseen by Director	Other Directorships

Robert G. Smith, Ph.D. 132 East 72nd Street, Apt. #1 New York, New York 10021 (1932)	Director	Since 1982	Chairman and Chief Executive Officer, Smith Affiliated Capital Corp. since 4/82. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25

Governor appointments as Director of New York Health Care Reform Act Charitable Organization and Nassau County Interim Finance Authority. Senior private member of the New York State Financial Control Board for New York City. Senior Director for the New York State Comptroller’s Investment Advisory Committee for State Pension Funds (Commonfund).

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex for which Officer Serves

Officers

Joseph A. Caruso (1952)	Senior Vice President and Secretary	Since 1992

Director, The Guardian Life Insurance Company of America since 1/05; Senior Vice President and Corporate Secretary, The Guardian Life Insurance Company of America since 1/01; Vice President and Corporate Secretary prior thereto. Director, Senior Vice President and Secretary, The Guardian Insurance & Annuity Company, Inc. Manager, Senior Vice President and Corporate Secretary, Guardian Investor Services LLC. Director, Senior Vice President and Secretary, Park Avenue Life Insurance Company; Manager, Park Avenue Securities LLC; Senior Vice President and Secretary of Guardian Baillie Gifford Limited, and all of the mutual funds within the Guardian Fund Complex. Director and Officer of various Guardian Life subsidiaries.

25

†                      There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex for which Officer Serves

Richard A. Cumiskey (1960)	Chief Compliance Officer	Since 2002	Second Vice President, Equity Administration and Oversight, The Guardian Life Insurance Company of America since 1/01; Assistant Vice President, Equity Administration and Oversight prior thereto. Senior Vice President and Chief Compliance Officer of The Guardian Insurance & Annuity Company, Inc. and Guardian Investor Services LLC since 4/04; Second Vice President and Compliance Officer prior thereto. Chief Compliance Officer of all of the mutual funds within the Guardian Fund Complex.	25

Manind V. Govil (1969)	Managing Director	Since 2005	Managing Director and Head of Equity Investments at The Guardian Life Insurance Company of America since 8/05; Lead Portfolio Manager — Large Cap Blend/Core Equity, Co-Head of Equities and Head of Equity Research at Mercantile Capital Advisers since 2001; Lead Portfolio Manager — Core Equity at Mercantile Capital Advisers prior thereto. Officer of various mutual funds within the Guardian Fund Complex.	23

Jonathan C. Jankus (1947)	Managing Director	Since 1999	Managing Director, The Guardian Life Insurance Company of America. Officer of various mutual funds within the Guardian Fund Complex.	20

Stewart M. Johnson (1952)	Senior Director	Since 2002	Senior Director, The Guardian Life Insurance Company of America since 1/02. Second Vice President from 12/00 to 1/02; Assistant Vice President prior thereto. Officer of various mutual funds within the Guardian Fund Complex.	20

Nydia Morrison (1958)	Controller	Since 2003	Director, Mutual Fund Reporting, The Guardian Life Insurance Company of America since 5/04; Manager prior thereto. Officer of all of the mutual funds within the Guardian Fund Complex.	25

†                      There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex for which Officer Serves

Frank L. Pepe (1942)	Vice President and Treasurer	Since 1995	Vice President and Equity Controller, The Guardian Life Insurance Company of America. Senior Vice President and Controller, The Guardian Insurance & Annuity Company, Inc. since 4/04; Vice President and Controller prior thereto. Senior Vice President and Controller, Guardian Investor Services LLC. Vice President and Treasurer of all of the mutual funds within the Guardian Fund Complex.	25

Richard T. Potter, Jr. (1954)	Vice President and Counsel	Since 1992	Vice President and Equity Counsel, The Guardian Life Insurance Company of America. Senior Vice President and Counsel, The Guardian Insurance & Annuity Company, Inc. and Guardian Investor Services LLC since 4/04; Vice President and Counsel prior thereto. Vice President and Counsel of Park Avenue Securities LLC and all of the mutual funds within the Guardian Fund Complex.	25

Robert A. Reale (1960)	Managing Director	Since 2001	Managing Director, The Guardian Life Insurance Company of America, The Guardian Insurance & Annuity Company, Inc. and Guardian Investor Services LLC since 3/01; Second Vice President 10/99 to 2/01. Assistant Vice President, Metropolitan Life prior thereto. Officer of all of the mutual funds within the Guardian Fund Complex.	25

Thomas G. Sorell (1955)	President	Since 2003	Executive Vice President and Chief Investment Officer, The Guardian Life Insurance Company of America since 1/03; Senior Managing Director, Fixed Income Securities since 3/00; Vice President, Fixed Income Securities prior thereto. Managing Director, Investments: Park Avenue Life Insurance Company. President of all of the mutual funds within the Guardian Fund Complex.	25

†                      There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex for which Officer Serves

Donald P. Sullivan, Jr. (1954)	Vice President	Since 1995	Vice President, Equity Administration, The Guardian Life Insurance Company of America. Vice President, The Guardian Insurance & Annuity Company, Inc. and Guardian Investor Services LLC. Officer of all of the mutual funds within the Guardian Fund Complex.	25

The Statement of Additional Information includes additional information about fund directors and is available upon request, without charge, by calling 1-800-221-3253 or by writing to Guardian Investor Services LLC at 7 Hanover Square, New York, New York 10004.

†                      There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Report of Ernst & Young LLP,
Independent Registered Public Accounting Firm

Board of Directors of The Guardian Variable Contract Funds, Inc. and
Shareholders of The Guardian UBS VC Large Cap Value Fund (the Fund)

We have audited the accompanying statement of assets and liabilities of The Guardian UBS VC Large Cap Value Fund, (one of the series constituting The Guardian Variable Contract Funds, Inc.), including the schedule of investments, as of December 31, 2005, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the periods indicated therein. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2005, by correspondence with the custodian. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of The Guardian UBS VC Large Cap Value Fund, a series of The Guardian Variable Contract Funds, Inc., at December 31, 2005, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the periods indicated therein, in conformity with U.S. generally accepted accounting principles.

Boston, Massachusetts
February 8, 2006

Board Approval of Investment Management Agreements (Unaudited)

The Boards of Directors of The Guardian Variable Contract Funds, Inc. (“GVCF”), GIAC Funds, Inc. (“GIAC”), The Guardian Bond Fund, Inc. (“GBF” and a “Fund”) and The Guardian Cash Fund, Inc. (“GCF” and a “Fund”) (together, the series of GVCF and GIAC, and GBF and GCF are referred to as the “Funds,”) approved the renewal of the management agreement for each Fund and, as applicable, the subadvisory agreement for each Fund on November 17, 2005. As a part of the renewal process, the Boards of Directors of GVCF, GIAC, GBF and GCF met independently of Fund management and of the interested Board Members to consider the renewal of: (1) the management agreement (“Management Agreement”) between each of the Funds and Guardian Investor Services LLC (“GIS”) or as applicable, Guardian Baillie Gifford Limited (“GBG” and together with GIS, each referred to as a “Manager”); (2) as applicable, the subadvisory agreements (each a “Subadvisory Agreement”) between GBG and Baillie Gifford Overseas Limited (“BGO”) and the subadvisory agreements between GIS and UBS Global Asset Management (Americas) Inc. (“UBS” and together with BGO, each referred to as a “Subadvisor”). (The Management Agreements and the Subadvisory Agreements are together referred to as the “Advisory Agreements.”) As part of the review process, the Independent Directors were represented by independent legal counsel. The Independent Directors reviewed comprehensive materials received from the Managers, Subadvisors and independent counsel in connection with contract review. The Independent Directors noted that each Board also received regular information throughout the year regarding performance and operating results of each Fund and that in evaluating the Advisory Agreements, they were taking into account their accumulated experience as Board members in working with the Managers on matters relating to the Funds.

In preparation for the review process, the Independent Directors met with independent legal counsel and discussed the type and nature of information to be provided and sent a formal request for information to Fund management. The Managers and Subadvisors provided extensive information to all Board members in response to the request. Among other information, the Independent Directors reviewed materials to assess the services provided by each Manager and Subadvisor, and, as applicable, information comparing the performance, advisory fees and expense ratios of each Fund to other mutual funds, information about the profitability from the Advisory Agreements to the Managers and to the Subadvisors, information about economies of scale and information about the other benefits to the Managers and Subadvisors and their affiliates resulting from their relationship with the Funds (“fall-out benefits”). The Independent Directors reviewed comparative performance and management fee and expense ratios of peer groups of funds selected by Morningstar, Inc. (“Morningstar”). The Independent Directors also received a memorandum from independent legal counsel advising them of their duties and responsibilities in connection with the review of the Advisory Agreements. In preparation for the November 17th meeting, the Independent Directors met on November 3, 2005, to review and discuss with independent legal counsel the information provided by Morningstar.

Based upon their review, the Independent Directors concluded that it was in the best interest of each Fund to renew each relevant Advisory Agreement and, accordingly, recommended to the full Board of each Fund the renewal of each applicable Advisory Agreement. In reaching this conclusion for each Fund, the Independent Directors did not identify any single factor or group of factors as all important or controlling and considered all factors together.

Management Agreements

Nature, Quality and Extent of Services. In reviewing the nature, quality and extent of services provided by the Managers, the Independent Directors considered the services provided by each Manager under the Management Agreements, including administrative services. The Independent Directors considered the experience and skills of senior management responsible for fund operations, the experience and skills of the personnel performing the functions under each Management Agreement and the resources made available to such personnel, the ability of the Managers to attract and retain high-quality personnel, and the organizational depth of the Managers. The Independent Directors concluded that appropriate resources were provided under each Management Agreement. The Independent Directors also considered the delegation of day-to-day portfolio management responsibility to UBS with respect to the Guardian UBS VC Large Cap Value Fund and the Guardian UBS VC Small Cap Value Fund and to BGO with respect to the Baillie Gifford International Growth Fund and the Baillie Gifford Emerging Markets Fund and the Managers’ ability to supervise the activities of the Subadvisors. The Independent Directors concluded each Manager’s supervisory program was satisfactory. The Independent Directors also considered the compliance program established by the Managers and the level of compliance attained by the Managers. Further, the Independent Directors considered that each Manager has had a long-term relationship with the Funds and has demonstrated its past and future commitment to support the Funds. The Independent Directors concluded that a long-term relationship with a capable, conscientious adviser was in the best interest of each Fund. Based upon all relevant factors, the Independent Directors concluded that the nature, quality and extent of the services provided by the Managers to each applicable Fund were satisfactory.

Investment Performance. The Independent Directors reviewed each Fund’s investment performance over short-term (one-year) and longer-term (three year, five year and ten year) periods, as applicable, and compared those returns to various agreed-upon performance measures, including market indices and peer groups. The Independent Directors received comparative performance information prepared by Morningstar. The Independent Directors also considered whether investment results were consistent with a Fund’s investment objective(s) and policies. For most Funds, the Independent Directors concluded that investment performance met acceptable levels of investment performance. For Funds that experienced underperformance, the Independent Directors reviewed the reasons for the underperformance and the remedial measures taken by the Manager to improve performance. The Independent Directors concluded that the Managers have in place an effective process to monitor performance and that reasonable steps had been implemented to address circumstances of underperformance where appropriate. Therefore, the Independent Directors concluded that it was in the best interests of the Funds to renew the Management Agreements and to continue to closely monitor performance with a particular emphasis on those Funds experiencing underperformance.

Fees and Expenses. The Independent Directors considered each Fund’s management fees and net expense ratios. The Independent Directors received information, based on data supplied by Morningstar, comparing each Fund’s management fee rates and total net expense ratio to advisory fees and total net expense ratios of the mutual funds in its peer group (as selected by Morningstar). The Independent Directors also received and considered information on fee waivers and/or reimbursements for each Fund compared to those of its peer group. The Independent Directors noted that a number of the Funds have received fee waivers for many years and that such fee waivers remained current through the time of the review process.

The Independent Directors also compared each Fund’s management fee rates to fees charged by the Manager for comparable mutual funds. For each Fund, the Independent Directors reviewed the fees charged by other advisors for mutual funds in the Fund’s peer group. GIS provided information on the advisory fees it charges its two institutional accounts and noted the information was not comparable with the Funds because the investment objectives and management style of the institutional accounts were very different than those of the Funds. GBG has no clients other than the Funds.

On the basis of all information provided, the Independent Directors concluded that the management fee schedules for each Fund were reasonable and appropriate in light of the nature, quality and extent of services provided by the Manager.

Profitability. The Independent Directors reviewed detailed information regarding revenues received by each Manager under each Management Agreement, including identification of the estimated direct and indirect costs of the Managers of providing those services to each Fund that are covered under the Management Agreements. The Independent Directors also received information regarding the enterprise-wide profitability of the Managers with respect to all fund services in totality.

For all Funds, based upon the profitability percentage provided, the Independent Directors concluded that the profitability to the applicable Manager from the management of each Fund was not unreasonable.

Economies of Scale. The Independent Directors considered whether there are economies of scale with respect to the management of each Fund and whether the Funds benefit from any such economies of scale through breakpoints in fees or otherwise. The Independent Directors noted that the Guardian UBS VC Small Cap Value Fund and the Guardian Cash Fund had management fee schedules that each contained one breakpoint. The Independent Directors also considered whether the effective management fee rate for each Fund under the Management Agreement is reasonable in relation to the asset size of such Fund. The Independent Directors noted GIS’s representation that it did not anticipate that the Funds would experience any significant economies in the near future, given their asset size. The Independent Directors concluded that, in light of the Funds’ current asset levels, the fee schedule for each Fund reflects an appropriate level of sharing of any economies of scale.

Other Benefits to Manager. The Independent Directors also considered the character and amount of other incidental benefits received by the Managers and their affiliates as a result of their relationship with the Funds. The Independent Directors noted the Managers’ representation that each has the ability to obtain proprietary research as a result of the Funds’ brokerage business that may be used for the benefit of the Funds and other clients of the Managers. The Independent Directors concluded that management fees for each Fund were reasonable in light of these fall-out benefits.

Subadvisory Agreements

Nature, Quality and Extent of Services. The Independent Directors considered the nature, extent and quality of services provided under each Subadvisory Agreement. The Independent Directors considered the reputation, qualifications and background of the Subadvisors, the experience and skills of investment personnel responsible for the day-to-day management of each Fund, and the resources made available to such personnel. The Independent Directors also considered the Subadvisors’ compliance with investment policies and general legal compliance. The Independent Directors concluded that each Subadvisor was providing satisfactory services and recommended that the Subadvisory Agreement for each applicable Fund be continued.

Investment Performance. The Independent Directors reviewed each Fund’s investment performance over short-term (one-year) and, where applicable, longer-term periods, and compared those returns to various agreed-upon performance measures, including market indices and peer groups. Based upon all relevant factors, the Independent Directors concluded that the investment performance of each subadvised Fund either met acceptable levels of investment performance or, in situations where there was underperformance, the underperformance was not over a long enough period of time to provide a meaningful measure of performance. Therefore, the Independent Directors concluded, based upon each Fund’s particular circumstances, that it was in the best interests of each Fund to renew the Subadvisory Agreements and to continue to closely monitor performance with a particular emphasis on those Funds experiencing underperformance.

Fees and Expenses. The Independent Directors considered each Fund’s subadvisory fees and how they related to the overall management fee structure of each Fund. The Independent Directors evaluated the competitiveness of the subadvisory fees based upon data supplied by Fund management, which showed each Subadvisor’s standard fee schedule for similarly managed institutional accounts. Based on the information provided by Fund management, the Independent Directors noted that the Subadvisors charged comparable or lower fees for the Funds than their standard fee schedules. The Independent Directors also considered that the Managers compensate the Subadvisors from their own management fees.

Based upon all of the above, the Independent Directors determined that the subadvisory fees for each Fund were reasonable.

Profitability. The Independent Directors received general information with respect to each Subadvisor’s profitability. The Independent Directors noted that the Managers compensate the Subadvisors from their own management fees and that the fees were competitive based on the information provided by the Subadvisors and the Managers. In addition, the Independent Directors noted that the Subadvisory Agreements with UBS were negotiated at arm’s length between GIS and UBS. The Independent Directors also noted the amount of revenue generated by each Subadvisor from its subadvisory fees. The Independent Directors reviewed data on the estimated range of profitability to UBS for the Funds it subadvised and concluded that its profitability was not unreasonable. The Independent Directors took into account the level of revenues and the profitability to the parent entity of BGO as a result of BGO’s subadvisory relationship with the Funds it subadvised and concluded that profitability was not unreasonable.

Economies of Scale. The Independent Directors considered whether there are economies of scale with respect to the subadvisory services provided to each applicable Fund and whether the subadvisory fees reflect such economies of scale through breakpoints in fees or otherwise. The Independent Directors noted that the Guardian UBS VC Small Cap Value Fund contained one breakpoint in its subadvisory fee schedule. The Independent Directors also considered whether the effective subadvisory fee rate for each Fund under the Subadvisory Agreement is reasonable in relation to the asset size of the Fund. The Independent Directors concluded that the fee schedule for each Fund reflects an appropriate recognition of any economies of scale.

Other Benefits to Subadvisors. The Independent Directors also considered the character and amount of other incidental benefits received by each Subadvisor, including any benefit derived from their affiliation with the Funds. The Independent Directors considered that UBS may use an affiliate to execute portfolio transactions for the Funds it subadvises, subject to Rule 17e-1 procedures that have been approved by the Board. The Independent Directors also considered each Subadvisor’s soft dollar practices. The Independent Directors concluded that the fees charged under each Subadvisory Agreement were reasonable in light of these fall-out benefits.

Specific Fund Findings

The Guardian UBS VC Large Cap Value Fund

In determining to recommend renewal of the Fund’s Advisory Agreements, the Independent Directors noted the favorable relative investment performance, with performance above the median of its peer group. In addition, although the Fund’s management fee rate was above the median of the Fund’s peer group, the Independent Directors concluded that the management fee was within an acceptable range, particularly in light of the desire to retain an experienced value-style subadvisor and the Fund’s recent performance.

Overall Conclusions

Based upon all of the information considered and the conclusions reached, the Independent Directors determined that the terms of each Advisory Agreement continue to be fair and reasonable and that the continuation of each Advisory Agreement is in the best interests of each Fund.

Shareholder Voting Summary (Unaudited)

November 15, 2005

On November 15, 2005, a Special Shareholder Meeting of the Fund was held at which the eleven Directors, identified below, were elected (Proposal No. 1) and the sub-proposals in Proposal No. 2, as described in the Proxy Statement, were approved. The following is a report of the votes cast:

Proposal No. 1

Election of the Eleven Nominees for Director:

NOMINEE	FOR	WITHHELD	TOTAL
DIRECTORS
Kathleen C. Cuocolo	76,165,969.554	1,858,569.914	78,024,539.468
Frank J. Fabozzi	76,176,372.381	1,848,167.087	78,024,539.468
Arthur V. Ferrara	75,994,827.909	2,029,711.559	78,024,539.468
Leo R. Futia	75,817,210.074	2,207,329.394	78,024,539.468
William N. Goetzmann	76,164,019.071	1,860,520.397	78,024,539.468
Anne M. Goggin	76,112,215.256	1,912,324.212	78,024,539.468
William W. Hewitt	75,933,986.870	2,090,552.598	78,024,539.468
Sidney I. Lirtzman	75,898,936.066	2,125,603.402	78,024,539.468
Dennis H. Manning	76,179,952.757	1,844,586.711	78,024,539.468
Steven J. Paggioli	76,173,796.441	1,850,743.027	78,024,539.468
Robert G. Smith	75,972,333.669	2,052,205.799	78,024,539.468

Proposal No. 2

Approving an amendment to, or the elimination of, the Fund’s fundamental investment restriction, as described in the Proxy Statement, with respect to the following:

SUB-PROPOSALS	FOR	AGAINST	ABSTAIN	TOTAL
2(a) Diversification of investments;	3,872,104.001	95,681.800	68,576.951	4,036,362.752
2(b) Borrowing;	3,872,104.001	95,681.800	68,576.951	4,036,362.752
2(c) Issuing senior securities;	3,872,104.001	95,681.800	68,576.951	4,036,362.752
2(d) Concentration of investments in the same industry;	3,872,104.001	95,681.800	68,576.951	4,036,362.752
2(e) Investments in real estate	3,872,104.001	95,681.800	68,576.951	4,036,362.752
2(f) Investments in commodities, and	3,872,104.001	95,681.800	68,576.951	4,036,362.752
2(g) Underwriting the securities of other issuers.	3,872,104.001	95,681.800	68,576.951	4,036,362.752

Proxy Voting Policies and Procedures (Unaudited)

A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities, as well as information regarding how the Fund voted proxies relating to portfolio securities during the 12-month period ended June 30, 2005, is available free of charge upon request by logging on to www.guardianinvestor.com or the Securities and Exchange Commission’s (SEC) website at www.sec.gov.

Form N-Q (Unaudited)

The Fund files a complete schedule of portfolio holdings with the SEC for the first and third quarters of each year on the Form N-Q. The Fund’s Forms N-Q are available on the SEC’s website at www.sec.gov, and can be reviewed and copied at the SEC’s Public Reference Room in Washington D.C. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

Code of Ethics (Unaudited)

The Fund has adopted a code of ethics for its Principal Executive Officer and Principal Financial Officers (the “Code”). The purpose of the Code is to promote, among other things: honest and ethical conduct, including the handling of conflicts of interest; full, fair, accurate, timely and understandable disclosure in reports and documents filed with the SEC; and compliance with applicable laws and regulations. A copy of the Code has been filed with the SEC on Form N-CSR and can be obtained on the SEC’s website at www.sec.gov.

Copies of all of the above can be obtained free of charge by calling 1-800-221-3253 or by writing to Guardian Investor Services LLC at 7 Hanover Square, New York, New York 10004.